Exhibit 99.1
Isle of Capri Casinos, Inc. Announces Expiration of Offer to Purchase and Launch of Redemption

BILOXI, Miss., March 16 /PRNewswire/ -- Isle of Capri Casinos, Inc. (Nasdaq: ISLE) announced today the expiration of its previously announced offer to purchase for any and all of its $390.0 million outstanding principal amount of its 8¾% Senior Subordinated Notes due 2009 (the "Notes").

As of today, approximately $328.3 million in aggregate principal amount, or approximately 84.2% of the outstanding Notes, have been validly tendered and accepted by the Company.

The Company also announced today that as contemplated in its Offer to Purchase and Consent Solicitation Statement dated February 18, 2004, it is launching a redemption of the remaining outstanding Notes pursuant to the terms of the Indenture. The Notes will be redeemed on April 15, 2004 (the "Redemption Date") at a price of 104.375% of the principal amount together with interest accrued to the Redemption Date. Interest on the principal amount of the Notes will cease to accrue on and after the Redemption Date. This press release does not constitute a call for redemption; the notice of redemption with additional information will be disseminated by U.S. Bank, National Association, trustee under the Indenture.

This press release does not constitute an offer or solicitation to purchase or a solicitation of consents with respect to the Notes. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security.

Isle of Capri Casinos, Inc., a leading developer and owner of gaming entertainment facilities, operates 16 casinos in 14 locations. The company owns and operates riverboat and dockside casinos in Biloxi, Vicksburg, Lula and Natchez, Mississippi; Bossier City and Lake Charles (2 riverboats), Louisiana; Bettendorf, Davenport and Marquette, Iowa; and Kansas City and Boonville, Missouri. The company also owns a 57 percent interest in and operates land-based casinos in Black Hawk (two casinos) and Cripple Creek, Colorado. Isle of Capri's international gaming interests include a casino that it operates in Freeport, Grand Bahama, and a two-thirds ownership interest in a casino in Dudley, England. The company also owns and operates Pompano Park Harness Racing Track in Pompano Beach, Florida.

As a publicly held company, we regularly file reports with the Securities and Exchange Commission (the "SEC"). These reports are required by the Securities Exchange Act of 1934 and include:

     - Annual Reports on Form 10-K;
     - Quarterly Reports on Form 10-Q;
     - Current Reports on Form 8-K; and
     - All amendments to those reports.

Our Internet website is http://www.islecorp.com . We make our filings available free of charge on our Internet website as soon as reasonably practical after we electronically file or furnish such reports to the SEC.

You may read and copy the reports, statements and other information we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20546. You can request copies of these documents by writing to the SEC but must pay photocopying fees. Please call the SEC at 1- 800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC's Internet site ( http://www.sec.gov ).

Contact:

Allan B. Solomon, Executive Vice President, 561-995-6660
Rex Yeisley, Chief Financial Officer, 228-396-7052
Lori Hutzler, Director of Corporate Communications, 228-396-7031

This press release contains forward-looking statements which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, permits, weather, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein. Additional information concerning potential factors that could affect the company's financial condition, results of operations and expansion projects, is included in the filings of the company with the Securities and Exchange Commission, including but not limited to, its 10-K for the fiscal year ended April 27, 2003 and 10-Q for the fiscal quarters ended since that date.

SOURCE Isle of Capri Casinos, Inc.